UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 2, 2017

Date of Report (Date of earliest event reported)

Commission File No. 1-34795

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	93-0786033
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

8005 S.W. BOECKMAN ROAD

WILSONVILLE, OR 97070-7777

(Address of principal executive offices, zip code)

(503) 685-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 2, 2017, Mentor Graphics Corporation, an Oregon corporation (the “Company”) held a special meeting of the Company’s shareholders in Wilsonville, Oregon (the “Special Meeting”). As of January 3, 2017, the Company’s record date for the Special Meeting, there were a total of shares 110,368,253.00 shares of common stock, without par value (the “Mentor common stock”) outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 90,457,872.10 shares of Mentor common stock were present or represented by proxy and, therefore, a quorum was present. The Company’s shareholders voted on two proposals, each of which was approved by the requisite vote of the Company’s shareholders. The final voting results for the proposals are set forth below.

Proposal 1: To approve and adopt the Agreement and Plan of Merger, dated as of November 12, 2016, among the Company, Siemens Industry, Inc., a Delaware corporation (“Parent”), and Meadowlark Subsidiary Corporation, an Oregon corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), as it may be amended from time to time (the “Merger Agreement”), and pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

For	Against	Abstain
90,234,091.10	189,303.00	34,478.00

Proposal 2: To approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.

For	Against	Abstain
51,252,399.10	39,914,787.00	290,683.00

The affirmative vote to approve and adopt the Merger Agreement satisfies one of the conditions to the closing of the Merger, which remains subject to other customary closing conditions, including regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION
(Registrant)

Date: February 3, 2017	By:	/s/ Dean Freed
Dean Freed
Vice President and General Counsel